☒Exhibit 99.1

HARDINGE INC.	Contact:
One Hardinge Drive	Kelly R. Baker, Treasurer
Elmira, N.Y. 14902	(607) 378-4302

Hardinge Announces Follow-On Stock Offering

ELMIRA, N.Y.—April 3, 2007—Hardinge Inc. (Nasdaq: HDNG), a leading global provider of advanced material-cutting solutions, today announced that it commenced an underwritten public offering of 1,650,000 shares of common stock from its existing shelf registration statement. The underwriters have been granted an over-allotment option to purchase an additional 247,500 shares of the company’s common stock.

The company expects to use the net proceeds from the offering to pay down substantially all of the indebtedness under its U.S. overdraft and revolving line of credit facilities.  If the company has remaining net proceeds after payment of such indebtedness, those remaining net proceeds may be used to prepay its U.S. term loan facility, or for general corporate purposes.

Jefferies & Company, Inc. is acting as the sole book-running manager of the offering and J.P. Morgan Securities Inc. is acting as co-manager.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission. Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Jefferies & Company, Inc. at 520 Madison Avenue, New York, N.Y. 10022.

Outlook

In February, Hardinge announced 2006 results including record net sales of $326.6 million, net income of $14.0 million and a 20 percent increase in orders for the full year. During 2007, Hardinge expects net sales to be in the range of $330.0 to $340.0 million and net income to be in the range of $15.0 to $17.0 million. This guidance does not take into account the offering on a pro forma basis. The Company does not intend to provide further comment or updates on the outlook for net sales or net income for 2007.

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Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, material-cutting machines. Our products are distributed to most of the industrialized markets around the world and in 2006 more than 60% of sales were from outside of North America. Hardinge has a very diverse international customer base and serves a wide variety of end-user markets. Along with metalworking manufacturers (job-shops) which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, automotive and transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others. The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.” For more information, please visit http://www.hardinge.com.

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “ should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly form those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future events, or otherwise.

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